Exhibit 99.1

For Immediate Release

Contact:
Michael Muldowney
President and Chief Financial Officer
Nextera Enterprises
(617) 262-0055

NEXTERA ANNOUNCES 2005 SECOND QUARTER RESULTS

Boston, MA – July 21, 2005 –Nextera Enterprises, Inc. (OTC: NXRA) today reported results for the second quarter ended June 30, 2005.

In the 2005 second quarter, Nextera recorded a net loss of $0.5 million, or $0.02 per share, compared to a net loss of $0.6 million, or $0.02 per share, in the second quarter of 2004. The 2005 second quarter net loss was comprised of a $0.6 million loss from continuing operations and income of $0.1 million from discontinued operations.

At the end of the second quarter 2005, Nextera had approximately $15.7 million of cash on hand. The Company has loss carryforwards of approximately $52.0 million at June 30, 2005. A full valuation allowance is maintained on the Company’s deferred tax assets, which includes the loss carryforwards, due to the uncertainty of utilization of the future tax benefits.

Currently, Nextera has no operating business, however, the Company is actively engaged in the process of identifying acquisition candidates and related activities. If Nextera is unable to acquire new business operations, it will commence a process to liquidate, however, no timeframe has been set for completion of its acquisition efforts. If the Company decides to liquidate, it expects to commence liquidation proceedings shortly thereafter. In the absence of an acquisition, the Company expects to incur a loss in the 2005 third quarter of approximately $0.5 million.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera’s management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera’s control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to, our ability to utilize our net operating loss carryforwards and new business acquisition efforts. Further information on these and other potential factors that could affect Nextera’s financial and operating results are included in Nextera’s 10-K filed on March 25, 2005 with the Securities and Exchange Commission.

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699 Boylston Street
Boston, MA 02116
617.262.0055 617.262.7105fax
www.nextera.com

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)		(unaudited)
Net revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—

Gross profit	—	—	—	—
Selling, general and administrative expenses	567	691	1,132	1,451

Operating loss	(567)	(691)	(1,132)	(1,451)
Interest income, net	59	43	118	83
Other expense	(37)	—	(37)	—

Loss from continuing operations before income taxes	(545)	(648)	(1,051)	(1,368)
Provision for income taxes	6	—	12	—

Loss from continuing operations	(551)	(648)	(1,063)	(1,368)
Income from discontinued operations	91	—	112	—

Net loss	$(460)	$(648)	$(951)	$(1,368)
Preferred stock dividends	(83)	(78)	(161)	(151)

Net loss applicable to common stockholders	$(543)	$(726)	$(1,112)	$(1,519)

Net loss per common share, basic and diluted from Continuing operations	$(0.02)	$(0.02)	$(0.04)	$(0.04)
Discontinued operations	0.00	—	$0.00	—

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.03)	$(0.04)

Weighted average common shares outstanding, basic and diluted	33,870	33,870	33,870	33,870

(1)	Due to rounding differences, the aggregate net loss per common share for the six months ended June 30, 2005 and the net loss per common share from continuing operations does not equal.

NEXTERA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,664	$16,713
Other current assets	257	474

Total current assets	15,921	17,187

Other assets	176	39

Total assets	$16,097	$17,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$662	$843
Other current liabilities	337	258

Total current liabilities	999	1,101

Other long-term liabilities	791	870

Total stockholders’ equity	14,307	15,255

Total liabilities and stockholders’ equity	$16,097	$17,226